1. Name and Address of Reporting Person
   Olson, Gaylin L.
   14901 S. Orange Blossom Trail
   Orlando, FL 32837-
2. Issuer Name and Ticker or Trading Symbol
   Tupperware Corporation (TUP)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   7/2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President, Tupperware Latin America
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       07/31/2001 M             5409        A      $11.8300                    D
Common Stock                       07/31/2001 M             -5409       D      $23.6700   56435            D
Common Stock                                                                              21185            I           401(k) Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $4.84                                                11/07/2000 Common                      6760     D
                                                                               Stock
Stock Option   $4.8443                                              11/07/2000 Common                      -6760    D
                                                                               Stock
Stock Option   $11.83   07/31/2001 M               5409  11/06/1994 11/06/2001 Common  5409     $0.0000    0        D
                                                                               Stock
Stock Option   $13.44                                               11/03/2002 Common                      5409     D
                                                                               Stock
Stock Option   $15.94                                               10/26/2010 Common                      86600    D
                                                                               Stock
Stock Option   $18.56                                               11/13/2010 Common                      32000    D
                                                                               Stock
Stock Option   $18.75                                               11/10/2009 Common                      35000    D
                                                                               Stock
Stock Option   $19.2                                                11/11/2008 Common                      60000    D
                                                                               Stock
Stock Option   $24.25                                               11/10/2007 Common                      10000    D
                                                                               Stock
Stock Option   $26.7                                                11/10/2007 Common                      10000    D
                                                                               Stock
Stock Option   $28.57                                               11/02/2003 Common                      8113     D
                                                                               Stock
Stock Option   $33.02                                               10/31/2004 Common                      14941    D
                                                                               Stock
Stock Option   $34.2797                                             10/30/2005 Common                      6287     D
                                                                               Stock
Stock Option   $42.25                                               05/19/2006 Common                      20000    D
                                                                               Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Gaylin L. Olson

DATE
08/09/2001